EXHIBIT 10.13

             SEPARATION, RELEASE AND NON-DISCLOSURE AGREEMENT

          Tomo Razmilovic, on his own behalf and on behalf of his heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as "Razmilovic"), and Symbol Technologies, Inc., on its own behalf and on behalf of its subsidiaries, divisions, affiliates, successors, assigns, representatives, officers, directors, agents and employees (hereinafter collectively referred to as "Symbol" or the "Company"), have reached the within agreement ("Agreement") in settlement of any and all disputes and controversies which have or could have been raised between them including, but not limited to, any and all disputes related to Razmilovic's employment with Symbol, such Agreement being reached on the following terms and conditions:

          1. Razmilovic, pursuant to paragraph 12(a)(iii) of the Employment Agreement between the parties dated July 1, 2000 ("Prior Employment Agreement"), will resign his position with Symbol as President and Chief Executive Officer effective February 14, 2002 (the "Transition Date"), although he will remain a full-time employee of Symbol through May 6, 2002.

          2. In consideration for executing this Agreement and in full and complete satisfaction of its contractual obligations to Razmilovic under the Prior Employment Agreement, Symbol will provide Razmilovic the following:

              (A) Within thirty (30) days after executing and returning this Agreement to the Company, Razmilovic will receive a lump sum payment of $5 million dollars. Razmilovic relinquishes his right to all outstanding stock options whether vested or unvested as of the Transition Date, with the exception of 236,250 shares granted to Razmilovic on October 19, 1998, under the Company's 1997 Stock Option Plan. Such shares may be exercised by Razmilovic at any time during the period Razmilovic is working as a part- time consultant pursuant to the New Employment Agreement described in paragraph 2(B) below and attached hereto as Exhibit A.
              (B) Effective May 7, 2002 through May 6, 2007 Razmilovic will be employed by Symbol in a part-time consultative capacity as a part-time employee pursuant to the terms of a new Employment Agreement entered into between Razmilovic and Symbol which is appended hereto and incorporated herein as Exhibit A (the "New Employment Agreement").
              (C) On or about May 7, 2003, Symbol will pay Razmilovic a lump sum payment of $2 million dollars, representing an amount equal to his annual base salary and target bonus for the last completed fiscal year prior to his Transition Date.

          2. (A) Symbol agrees to reimburse Razmilovic for the cost of two roundtrip first class airfares to England, for himself and his spouse, provided such cost is incurred during calendar year 2002. Symbol agrees to reimburse Razmilovic for any authorized business expenses incurred prior to the Transition Date pursuant to paragraph 6(a) of the Prior Employment Agreement and Symbol's standard expense reporting procedures.

              (B) Symbol will reimburse Razmilovic for the Real Estate Commission fee incurred in connection with the sale of his home at 6 Tinkerbluff Court, Poquott, New York, up to 6% of the sales price of said home. Symbol also agrees to reimburse Razmilovic for reasonable relocation expenses from New York to his home in the United Kingdom in accordance with the terms of Symbol's normal relocation expense reimbursement policy.

              (C) Symbol agrees to reimburse Razmilovic for his expenses incurred in connection with the preparation of his income tax returns for the tax years 2001 and 2002.

              (D) During the five year period while Razmilovic is employed in a consultative capacity, he shall be entitled to participate in all of the employee fringe benefits he was receiving immediately prior to the Transition Date, pursuant to the terms of such plans and paragraph 5(c) of the New Employment Agreement. In the event Razmilovic becomes ineligible for health insurance coverage under the terms of such plans, the Company will reimburse Razmilovic for any comparable coverage he may obtain through his own efforts, up to the amount Symbol contributes for such coverage for its Executives.

              (E) Razmilovic and Symbol agree to work together in preparing a mutually acceptable statement regarding the reasons for Razmilovic's resignation as President and Chief Executive Officer of Symbol. Symbol will also agree to work with Razmilovic in preparing a mutually satisfactory press release announcing such resignation.

              (F) All of the above payments and benefits shall be subject to all deductions required by applicable federal, state and local laws of the United States, and any deductions that may be required under the laws of the United Kingdom.

          3. In exchange for the consideration described in Paragraph two above, Razmilovic hereby releases Symbol from any and all liability arising from any and all acts including, but not limited to, those arising out of his employment relationship with the Company, the Prior Employment Agreement or under any contract, tort, federal, state, or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefits Protection Act of 1990, the Civil Rights Act of 1866, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State & New York City Human Rights Laws, all claims arising under the laws of the United Kingdom, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description including costs, expenses and attorneys' fees. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages including, but not limited to, claims of employment discrimination, indemnity for discharge, or claims sounding in tort or in contract, express or implied, as of the date of the execution of this Agreement.

          4. Except for the purpose of seeking enforcement of the terms of this Agreement, or with respect to any rights Razmilovic may have under any employee benefit plan in which he is a participant, or the stock options referenced in paragraph 2(A), Razmilovic stipulates and agrees that he will not file or institute or cause to have filed or instituted any civil action, complaint, charge, or other proceedings of any nature or description against the Company before any judicial, administrative, arbitral or other forum based upon or arising out of any claims, whether asserted or unasserted, that Razmilovic may have against the Company as of the date of this Agreement.

          5. Symbol expressly denies that it has violated any such law, statute, ordinance, contract, duty or obligation whatsoever, or that it committed any tort or engaged in any wrongful conduct with respect to Razmilovic. Razmilovic acknowledges that the consideration described in this Agreement is adequate and sufficient consideration.

          6. It is understood and agreed that all files, papers, memoranda, letters, handbooks and manuals, facsimile or other communications that were written, authorized, signed, received or transmitted during or prior to Razmilovic's employment are and remain the property of the Company and, as such, are not to be removed from the Company's offices. In addition, any such materials which Razmilovic possesses, but which are not in the Company's offices, are to be returned immediately, other than copies of any documents Razmilovic may possess relating to his compensation and benefits.

          7. The terms of this Agreement, the claims that have been or could have been raised against Symbol as of the date of this Agreement, and the facts and circumstances underlying any such claim shall not be admissible by Razmilovic in any litigation or proceeding in any forum, except as required by law, for any purpose other than to secure enforcement of the terms and conditions of this Agreement.

          8. Notwithstanding any other provision contained herein, the obligations assumed by Symbol under this Agreement shall be conditioned upon its receipt of an executed duplicate original of this Agreement and complete adherence to its terms by Razmilovic.

          9. Razmilovic agrees that, except if issued a subpoena or as otherwise required by law, he will not publish, publicize, or disseminate or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any information, data or documents (1) relating to his employment with Symbol, and his resignation from his position as President and Chief Executive Officer, (2) the terms of this Agreement or the fact that this Agreement exists, except for the purpose of enforcing this Agreement, should that ever become necessary, or as otherwise required by law, or to obtain legal or tax advice. Razmilovic agrees in this connection not to grant any interviews with the press, news media or any other individuals or entities regarding his employment with Symbol or transition from President and Chief Executive Officer to part-time consultant. Razmilovic may only discuss with third parties other than his spouse, attorneys, and tax advisors the fact that he was employed by Symbol, his title, salary, responsibilities and that he resigned his position, and agrees not to provide any other information regarding his employment with Symbol. Razmilovic may only disclose the terms of this Agreement to his spouse, accountants, attorneys or tax preparers. Razmilovic agrees that, except if he is issued a subpoena, he will not publish, publicize or disseminate, or cause to be published, publicized or disseminated or permit to be published, publicized or disseminated, directly or indirectly, and will keep entirely confidential any information data or documents relating to the operations of the Company, including any trade secrets or other proprietary information. Symbol reserves the right to seek appropriate damages, including attorneys' fees and injunctive relief, should Razmilovic violate this Agreement.

          10. The parties agree that neither they nor their representatives will publicly or privately disparage or criticize each other and Razmilovic expressly agrees that he will not publicly or privately disparage or criticize any of the Company's products, services, parent, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. Truthful information provided in response to any inquiry from a government agency by either party will not be deemed a violation of this provision.

          11. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive either party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

          12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions. Razmilovic hereby consents to the jurisdiction of the Courts of the State of New York to resolve any disputes arising out of the interpretation or administration of this Agreement.

          13. If any of the provisions, terms, clauses, or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, such provisions, terms, clauses, waivers, releases or claims or rights shall be deemed severable, such that all other provisions, terms, clauses, waivers, releases of claims and rights contained in this Agreement shall remain valid and binding upon both parties.

          14. Razmilovic agrees to cooperate with the Company in connection with any threatened, actual or future litigation involving the Company, whether administrative, civil or criminal in nature, in which and to the extent his cooperation is deemed necessary by the Company in its reasonable discretion. The Company will reimburse Razmilovic for his reasonable travel, meals, and lodging expenses incurred in connection with this paragraph. Symbol also agrees to make reasonable efforts to schedule any meetings with Razmilovic for this purpose as far in advance of such meetings as practicable.

          15. Razmilovic acknowledges that he has had up to twenty-one (21) days from the date he received this Agreement to consider the terms of this Agreement and further, acknowledges that he is fully aware of its contents and of its legal effects. Razmilovic is hereby advised by to consult with an attorney regarding this Agreement prior to executing the same.

          16. This Agreement has been executed freely, knowingly and voluntarily by Razmilovic without duress, coercion, or undue influence, with a full and free understanding of its terms. This Agreement and General Release is revocable by either party for seven
(7) days following its execution, after which time it shall become effective and enforceable. Notice of revocation must be sent in writing to the other party prior to the eighth day after this Agreement and General Release is signed by the party seeking revocation. If Razmilovic wishes to revoke his agreement, his written notice of revocation must be received within the seven (7) day revocation period by Symbol at the following address: Symbol Technologies, Inc., c/o Leonard H. Goldner, General Counsel, One Symbol Plaza, Holtsville, New York 11742.

          17. This Agreement supersedes any and all prior agreements or understandings, whether written or oral between Symbol and Razmilovic, including the terms of the Prior Employment
Agreement.

          18. This Agreement may not be changed except by a writing signed by Razmilovic and the Chairman of the Board of Symbol.


AGREED:                                         AGREED:

                                       SYMBOL TECHNOLOGIES, INC.

_______________________               By:___________________________
Tomo Razmilovic                              Jerome Swartz
_______________________               ______________________________
Date                                                 Date

On this _____ day of _________, 2002, before me personally came Tomo Razmilovic, to me known to be the individual described in and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.




______________________________
      Notary Public


On this _____ day of ________, 2002, before me personally came Jerome Swartz, authorized representative for Symbol Technologies, Inc., to me known to be the individual described in and who executed the foregoing Separation Agreement, and duly acknowledged to me that he executed the same.


______________________________
Notary Public